Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Sino Fortune Holding Corporation and Subsidiaries:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 13, 2017, relating to our audits of the consolidated balance sheets of Sino Fortune Holding Corporation and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the two years then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP
Newport Beach, CA
July 25, 2017